Exhibit 5.1

November 5, 2025

Fifth Third Bancorp

38 Fountain Square Plaza,

Cincinnati, Ohio 45263

Ladies and Gentlemen:

I am Executive Vice President and Chief Legal Officer of Fifth Third Bancorp, an Ohio corporation (the “Company”). In connection with the registration statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (1) 250,084,200 shares of common stock, without par value (the “Common Stock”), of the Company, (2) 40,000 shares of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, without par value (the “Series M Preferred Stock”), of the Company and (3) 16,000,000 depositary shares, each representing a 1/40th interest in a share of Series M Preferred Stock, in each case, to be issued pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 5, 2025, by and between the Company, Fifth Third Financial Corporation, an Ohio corporation, and a wholly owned subsidiary of the Company, Comerica Incorporated, a Delaware corporation (“Comerica”) and Comerica Holdings Incorporated, a Delaware corporation and a wholly owned subsidiary of Comerica.

I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that:

1.

When the Registration Statement has become effective under the Act and the Common Stock has been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

2.

When the Registration Statement has become effective under the Act, the proposed amendment to Fifth Third’s Amended Articles of Incorporation setting forth the terms of the Series M Preferred Stock in the form set forth in Annex D to the Registration Statement to the joint proxy statement/prospectus contained in the Registration Statement has been duly certified and filed with the Secretary of State of the State of Ohio and has become effective under the laws of the State of Ohio and the Series M Preferred Stock has been duly issued and delivered as provided in the Merger Agreement, as contemplated by the Registration Statement, the Series M Preferred Stock will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Common Stock or the Series M Preferred Stock.

The foregoing opinion is limited to the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and of the United States of America, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine, assumptions which I have not independently verified.

This letter is furnished by me, solely in my capacity as Executive Vice President and Chief Legal Officer of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Legal Matters” in the joint proxy statement/prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Christian Gonzalez
Christian Gonzalez